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                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Lamar Advertising Company:

         We consent to incorporation by reference in the Registration Statement on Form S-8 of Lamar Advertising Company of our reports dated February 8, 2002, relating to (a) the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and (b) the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which reports appear in the December 31, 2001, annual report on Form 10-K of Lamar Advertising Company.

         Our reports refer to a change in the method of accounting for costs of start-up activities, and to the adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and certain provisions of SFAS No. 142 "Goodwill and Other Intangible Assets," as required for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

                                        /s/ KPMG LLP



New Orleans, Louisiana
May 23, 2002